UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 17, 2009
NAVISITE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27597 (Commission File No.)	52-2137343 (IRS Employer Identification No.)

400 Minuteman Road Andover, Massachusetts (Address of principal executive offices)	01810 (Zip Code)
(978) 682-8300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On September 17, 2009, the Governance, Nominating and Compensation Committee (the “GNC Committee”) of the Board of Directors of NaviSite, Inc. (the “Company”), established the NaviSite, Inc. FY 2010 Executive Management Bonus Program, creating target cash bonuses for the Company’s 2010 fiscal year for the executive officers and other senior executives of the Company, including Mr. Arthur P. Becker, the Company’s Chief Executive Officer and President, James W. Pluntze, the Company’s Chief Financial Officer, and Mark Clayman, the Company’s Senior Vice President of Hosting Services. The award of a cash bonus to any executive officer or senior executive pursuant to this program is subject to the achievement of certain targets for fiscal year 2010, including consolidated revenue and EBITDA for the Company and individual performance objectives. EBITDA, for purposes of this bonus program, is defined as earnings before interest, taxes, depreciation and amortization, excluding impairment costs, stock-based compensation, severance, costs related to discontinued operations, and other non-operational charges. The bonus that would be awarded if the targets are met, for each of the principal executive officer, principal financial officer and named executive officers, is set forth below:

Name	Target Bonus
Arthur P. Becker	$262,500
James W. Pluntze	$106,920
Mark Clayman	$150,000
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The exhibit listed in the Exhibit Index below is filed with this report.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NaviSite, Inc.
Date: September 23, 2009

By:	/s/ James W. Pluntze
James W. Pluntze
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Summary of NaviSite, Inc. FY 2010 Executive Management Bonus Program.